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                                  EXHIBIT 21.1

                      SUBSIDIARIES OF VISUAL NETWORKS, INC.


Visual Networks Operations, Inc. (DE)
Visual Networks Texas Operations, Inc. (DE)
Visual Networks of Texas, L.P. (TX)
Visual Networks Insurance, Inc. (VT)
Visual Networks Ltd. (Bermuda)
Net2Net, LLC (DE)
Visual Networks UK Operations, Inc. (DE)
Avesta Technologies, Inc. (DE)
Avesta Technologies Canada, Inc. (Canada)
Telecoms Data Systems SAS (France)
Avesta Technologies PTE LTD (Singapore)
Inverse Network Technology (CA)
Visual Networks Investments, Inc. (CA)
Visual Networks Technologies, Inc. (CA)
Visual Networks Protection, Inc. (VT)